Exhibit 23.6

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in the registration statement of Chittenden Corporation on Form S-4 under the Securities Act of 1933 of our report dated February 15, 2007, relating to the consolidated statements of financial condition of Merrill Merchants Bancshares, Inc. and Subsidiary as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2006.

/s/ Berry, Dunn, McNeil & Parker

Bangor, Maine

February 26, 2007